Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, Total Offering Amount	457(c) 457(h)	7,003,383	$3.28(2)	$22,971,097(2)	0.0000927	$2,130
Total Offering Amounts					$22,971,097		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,130

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable pursuant to that certain purchase agreement by and between Surrozen, Inc. (the “Registrant”) and Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) dated as of February 18, 2022 (the “Purchase Agreement”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the common stock, as applicable. Includes 100,000 shares of common stock previously issued by the Registrant to the Selling Stockholder and 6,903,383 shares of Common Stock that are available to be issued and sold by the Registrant to the Selling Stockholder from time to time at the Registrant’s election pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 25, 2022, which date is within five business days prior to the filing of this Registration Statement.